As filed with the Securities and Exchange Commission on February 3, 2015

Registration No. 333-139324

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMECO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Canada	N/A
(State of Incorporation)	(I.R.S. Employer Identification No.)

2121 — 11th Street West

Saskatoon, Saskatchewan, Canada S7M 1J3

(306) 956-6200

(Address of Principal Executive Offices) (Zip Code)

Cameco Corporation Employee Share Ownership Plan

for Employees of Non-Canadian Participating Affiliates

(Full Title of the Plan)

James Dobchuk, Cameco Inc.

One Southwest Crossing, Suite 210, 11095 Viking Drive

Eden Prairie, Minnesota, USA, 55344

Telephone: (952) 941-2470

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With Copies To:

Sandra W. Cohen, Esq.	Sean Quinn
Osler, Hoskin & Harcourt LLP	Senior Vice-President,
620 8th Avenue, 36th Floor	Chief Legal Officer and Corporate Secretary
New York, New York 10018	Cameco Corporation
(212) 991-2508	2121 — 11th Street West
Saskatoon, SK S7M 1J3

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (“Post-Effective Amendment”) relates to Registration Statement No. 333-139324, registering 125,000 shares (“Common Shares”) of common stock of Cameco Corporation (the “Company”), under the Cameco Corporation Employee Share Ownership Plan for Employees of Non-Canadian Participating Affiliates.

The Company has terminated the offering of the Company’s securities pursuant to its Registration Statement described above. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered that remain unsold under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Saskatchewan, Canada, on February 3, 2015.

CAMECO CORPORATION

“Sean A. Quinn”
Name:	Sean A. Quinn

Title:	Senior Vice-President, Chief Legal Officer and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.